[LOGO OF CAPTARIS]

EXHIBIT 10.14

David P. Anastasi

Chief Executive Officer

Captaris, Inc.

10885 NE 4th Street

Bellevue, WA 98004

Re:    Amendment to Employment Agreement

Dear David:

As President and Chief Executive Officer, you entered into an employment agreement with Captaris, Inc. (“Captaris”), dated October 26, 2000 (the “Agreement”). Pursuant to the terms and conditions of Section 4.2 of the Agreement, you are entitled to receive, in addition to your annual base salary, two types of annual bonuses, as follows: (A) an annual bonus targeted at an amount aggregating 25% of your annual base salary for achievement of specified objectives for each year (the “Objective Bonus”) and (B) an additional annual bonus up to 25% of your annual base salary under the Captaris Management Incentive Compensation Plan (the “MIP Bonus”). Under Section 4.2 of the Agreement, your total annual bonus target is determined by the Board of Directors of Captaris, but may not be less than $150,000.

The current bonus structure set forth in Section 4.2 of the Agreement implies that your total annual bonus target will be allocated evenly between the Objective Bonus and the MIP Bonus. As you know, on December 11, 2003, the Compensation Committee adopted the recommendation of management to allocate the 2004 management bonus pool 60% to the Captaris Management Incentive Compensation Plan (i.e., your MIP Bonus) and 40% to the achievement of individual RSTs (i.e., your Objective Bonus). Accordingly, for 2004, your MIP Bonus target will be 60% of your total bonus target and your Objective Bonus will be 40% of your total bonus target (the “New Allocation”). For example, if your 2004 aggregate annual bonus target is $150,000, then 60% of such amount ($90,000) would be allocated to your target MIP Bonus and paid if earned in accordance with the terms of the Captaris Management Incentive Compensation Plan, and 40% of such amount ($60,000) would be allocated to your target Objective Bonus and paid if earned for achievement of specified objectives.

Because the New Allocation is different from the allocation set forth in Section 4.2 of the Agreement, please countersign this letter in the space provided below to indicate your agreement to the New Allocation, which shall continue in effect until amended or modified by written agreement between you and Captaris. The New Allocation shall constitute an amendment to the Agreement. All other terms and conditions of the Agreement shall continue in full force and effect and remain binding on the parties thereto.

Yours very truly,

/s/ ROBERT L. LOVELY

Robert L. Lovely

Chairman, Compensation Committee

of the Board of Directors of Captaris, Inc.

Date:	March 9, 2004

Acknowledged and Agreed:

/s/ DAVID P. ANASTASI

David P. Anastasi

President and Chief Executive Officer

Date:	March 9, 2004

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